                                                                     EXHIBIT 2.2

                            ASSET PURCHASE AGREEMENT


                                  dated as of


                                 March 31, 2000


                                    between


                      Greenwich Technology Partners, Inc.,



                                 Net Gain, LLC


                                and the Members
                      listed on the Signature Pages hereto

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I - DEFINITIONS...................................................  1
 Section 1.01.  Definitions...............................................  1
ARTICLE II - PURCHASE AND SALE............................................  2
 2.01.  Purchase and Sale.................................................  2
 2.02.  Excluded Assets...................................................  3
 2.03.  No Assumption of Liabilities......................................  3
 2.04.  Assignment of Purchased Assets and Rights.........................  3
 2.05.  Purchase Price; Allocation of Purchase Price......................  4
 2.06.  Closing...........................................................  4
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER....................  5
 3.01.  Limited Liability Company Existence and Power.....................  5
 3.02.  Authorization.....................................................  5
 3.03.  Governmental Authorization........................................  5
 3.04.  Non-Contravention.................................................  5
 3.05.  Required Consents.................................................  6
 3.06.  Financial Statements..............................................  6
 3.07.  Absence of Certain Changes........................................  6
 3.08.  Properties........................................................  7
 3.09.  Title to Purchased Assets.........................................  7
 3.10.  No Undisclosed Liabilities........................................  7
 3.11.  Litigation........................................................  7
 3.12.  Material Contracts................................................  7
 3.13.  Compliance with Laws..............................................  8
 3.14.  Proprietary Rights................................................  8
 3.15.  Finders' Fees.....................................................  9
 3.16.  Other Information.................................................  9
 3.17.  Settlement and Release............................................  9
ARTICLE IIIA - REPRESENTATIONS AND WARRANTIES OF THE MEMBERS.............. 10
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER...................... 10
 4.01.  Organization and Existence........................................ 10
 4.02.  Corporate Authorization........................................... 10
 4.03.  Governmental Authorization........................................ 11
 4.04.  Non-Contravention................................................. 11
ARTICLE V - COVENANTS OF SELLER........................................... 12
 5.01.  Access to Information............................................. 12
 5.02.  Noncompetition.................................................... 12
ARTICLE VI - COVENANT OF BUYER............................................ 13
 6.01  Working Capital Loans.............................................. 13
ARTICLE VII - COVENANTS OF BOTH PARTIES................................... 13
 7.01.  Further Assurances................................................ 13
 7.02.  Certain Filings................................................... 13
 7.03.  Public Announcements.............................................. 14

                                      -3-

ARTICLE VIII - TAX MATTERS................................................ 14
 8.01.  Tax Definitions................................................... 14
 8.02.  Tax Matters....................................................... 14
 8.03.  Tax Cooperation; Allocation of Taxes.............................. 15
ARTICLE IX - CONDITIONS TO CLOSING........................................ 16
 9.01.  Conditions to the Obligations of Each Party....................... 16
 9.02.  Conditions to Obligation of Buyer................................. 16
 9.03.  Conditions to Obligations of Seller............................... 17
ARTICLE X - SURVIVAL; INDEMNIFICATION..................................... 17
 10.01.  Survival......................................................... 17
 10.02.  Indemnification.................................................. 17
 10.03.  Procedures; No Waiver............................................ 18
ARTICLE XI - MISCELLANEOUS................................................ 18
 11.01.  Notices.......................................................... 18
 11.02.  Amendments; No Waivers........................................... 19
 11.03.  Expenses......................................................... 19
 11.04.  Successors and Assigns........................................... 19
 11.05.  Governing Law.................................................... 20
 11.06.  Counterparts; Effectiveness...................................... 20
 11.07.  Entire Agreement................................................. 20
 11.08.  Bulk Sales Laws.................................................. 20
 11.09.  Captions......................................................... 20


Exhibits
--------

Exhibit A  -- Assignment and Assumption Agreement
Exhibit B  -- Bill of Sale
Exhibit C  -- Form of Promissory Note
Exhibit D  -- Certificate of Originality


Schedules
---------

Schedule 2.01     Purchased Customer Contracts and Proprietary Rights
Schedule 3.05     Seller's Required Consents
Schedule 3.06     Financial Statements of the Business
Schedule 3.12     Contracts
Schedule 3.14     Proprietary Rights
Schedule 4.05     Buyer's Required Consents
Schedule 6.01     Expenses
Schedule 9.02     Employees

                            ASSET PURCHASE AGREEMENT



       AGREEMENT dated as of March 31, 2000 between Greenwich Technology Partners, Inc., a Delaware corporation ("Buyer"), NetGain, LLC, a Delaware
                                         -----
limited liability company ("Seller"), Jeffrey R. Drew and Shally Bansal Stanley
                            ------
each (each individually, a "Member" and collectively, the "Members").
                            ------                         -------


                             W I T N E S S E T H:

       WHEREAS, Seller conducts a business (the "Business") that provides
                                                 --------
network consulting services; and

       WHEREAS, Buyer desires to purchase certain of the assets of the Business from Seller, and Seller desires to sell such assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

       1.01.  Definitions.  The following terms, as used herein, have the
              -----------
following meanings:

       "Affiliate" means, with respect to any Person, any Person directly or
        ---------
indirectly controlling, controlled by, or under common control with such other Person.

       "Ancillary Agreements" means the Assignment and Assumption Agreement
        --------------------
attached hereto as Exhibit A (the "Assignment and Assumption"), the Bill of Sale
                   ---------       -------------------------
and General Assignment attached hereto as Exhibit B (the "Bill of Sale") and the
                                          ---------       ------------
Certificate of Originality in the form attached hereto as Exhibit D (the
                                                          ---------
"Certificate").
 -----------

       "Balance Sheet" means the unaudited balance sheet of the Business as of
        -------------
December 31, 1999 found in Schedule 3.06.
                           -------------

       "Balance Sheet Date" means December 31, 1999.
        ------------------

       "Closing Date" means the date of the Closing.
        ------------

       "Lien" means, with respect to any asset, any mortgage, lien, pledge,
        ----
charge, security interest or encumbrance of any kind in respect of such asset.

       "Material Adverse Change" means a material adverse change in the
        -----------------------
business, assets, condition (financial or otherwise), results of operations or prospects of the Business taken as a whole.

       "Material Adverse Effect" means a material adverse effect on the
        -----------------------
business, assets, condition (financial or otherwise), results of operations or prospects of the Business taken as a whole.

       "Person" means an individual, corporation, partnership, association,
        ------
trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       "Proprietary Rights" means all (A) patents, patent applications, patent
        ------------------
disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations,
(B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, source code, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

       "Seller's Proprietary Rights" means all Proprietary Rights relating to
        ---------------------------
the Business that are owned by Seller or an Affiliate, or that are used in the operation of the Business or necessary for the operation of the Business


                                   ARTICLE II

                               PURCHASE AND SALE


       2.01.  Purchase and Sale.  Upon the terms and subject to the conditions
              -----------------
of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens the following assets of Seller as the same shall exist on the Closing Date (the "Purchased Assets"):
 ----------------

        (i) all rights under the customer contracts and customer agreements specifically identified on Schedule 2.01 (collectively, the "Purchased
                              -------------                     ---------
   Customer Contracts");
   ------------------

        (ii) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Customer Contracts;

        (iii) all Proprietary Rights owned or licensed, or used in the Business, by Seller or its Affiliates, including without limitation, that software listed in Schedule 2.01 and the source code thereto, the
                      -------------
   specifications for which also are set forth on Schedule 2.01, all copies of
                                                  -------------
   which will be delivered to Buyer at the Closing (collectively, the
   "Software");
    --------

        (iv) all books, records, files and papers, whether in hard copy or computer format, including, without limitation, engineering information, sales, marketing and promotional materials, manuals and data, sales and purchase correspondence, lists of present and former customers, personnel and employment records, and any information relating to Tax imposed on the Purchased Assets;

        (v)   all rights of the Seller to and in the "NetGain" name; and

        (v)   all goodwill associated with the Purchased Assets.


       2.02.  Excluded Assets.  Buyer expressly understands and agrees that
              ---------------
except as specifically listed in Section 2.01, all other assets of the Seller, including but not limited to accounts receivable due and payable as of the Closing Date (the "Excluded Assets") shall be excluded from the Purchased
                   ---------------
Assets.

       2.03.  No Assumption of Liabilities.  Buyer shall not assume any
              ----------------------------
liabilities of Seller or the Members.

       2.04.  Assignment of Purchased Assets and Rights.  Anything in this
              -----------------------------------------
Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or would in any way adversely affect the rights of Buyer or Seller thereunder. Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased

Asset or any claim or right or any benefit arising thereunder on or as of the Closing Date, except to the extent the same represents an Excluded Asset and except to the extent Buyer is obtaining the benefits of a Purchased Asset pursuant to a subcontracting, sub-licensing or subleasing arrangement as provided in this Section 2.04.

       2.05.  Purchase Price; Allocation of Purchase Price.  (a) The purchase
              --------------------------------------------
price for the Purchased Assets (the "Purchase Price") is $800,000.  The Purchase
                                     --------------
Price shall be paid as provided in Section 2.06.

       (b) At Closing, Buyer and Seller shall agree upon and exchange a statement (the "Allocation Statement"), setting forth the value of the Purchased
                --------------------
Assets and of the covenant not to compete described in Section 5.02 hereof, which shall be used for the allocation of the Purchase Price among the Purchased Assets and the covenant not to compete.

       (c) Seller and Buyer agree to report an allocation of the Purchase Price among the Purchased Assets in a manner entirely consistent with the Allocation Statement and agree to act in accordance with the Allocation Statement in the preparation of financial statements and filing of all tax returns (including, without limitation, filing Form 8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review or tax litigation relating thereto. Each party shall notify the other party if it receives notice that any governmental authority proposes any allocation different than that set forth in the Allocation Statement.

       2.06.  Closing.  The closing (the "Closing") of the purchase and sale of
              -------                     -------
the Purchased Assets shall take place at the offices of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts as soon as possible, but in no event later than 2 business days after satisfaction of the conditions set forth in
Article IX, or at such other time or place as Buyer and Seller may agree. At the Closing,

       (a) Buyer shall either (i) deliver to Seller certified or official bank checks payable to the order of Seller in such amounts as are requested by Seller, or (ii) at Seller's option make a wire transfer to an account or accounts designated by Seller, in either case, in the aggregate amount of $800,000 and pursuant to instructions received by Buyer from Seller at least two business days prior to the Closing Date.

       (b) Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A, and Seller
                                                       ---------
shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the "Conveyance Documents") as the parties and their respective
                 --------------------
counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

       (c) Seller and Buyer shall enter into the other Ancillary Agreements.

       (d) Seller and Buyer shall execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

       (e) Seller shall deliver to Buyer all copies of the K-9 Software and any and all source code for such software.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller and the Members, jointly and severally, hereby represent and warrant to Buyer that except as set forth in the Schedules hereto:

       3.01.  Limited Liability Company Existence and Power. Seller is a limited
              ----------------------------------------------
liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of its certificate of formation and the limited liability company operating agreement and related documents of Seller as currently in effect.

       3.02.  Authorization.  The execution, delivery and performance by Seller
              -------------
of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's powers and have been duly authorized by all necessary action on the part of Seller. This Agreement and each of the Ancillary Agreements to which Seller is a party constitute valid and binding agreements of Seller, enforceable against it in accordance with their respective terms.

       3.03.  Governmental Authorization.  The execution delivery and
              --------------------------
performance by Seller of this Agreement and each of the Ancillary Agreements do not require any action by or in respect of, or filing with, any governmental body, agency, official or authority.

       3.04.  Non-Contravention.  The execution, delivery and performance by
              -----------------
Seller of this Agreement and each of the Ancillary Agreements do not and will not (i) contravene or conflict with the limited liability company operating agreement of Seller, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller or the Business, (iii) assuming the receipt of all Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit relating to the Business to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Seller or by which any of the Purchased Assets is or may be bound, or (iv) result in the creation or imposition of any Lien on any Purchased Asset.

       3.05.  Required Consents.  Schedule 3.05 sets forth each agreement,
              -----------------   -------------
contract or other instrument binding upon Seller requiring a consent as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (each such consent, a "Required Consent").
                               ----------------

       3.06.  Financial Statements.  The balance sheet and the related unaudited
              --------------------
statements of operations and cash flows for the Business taken as a whole for the years ended December 31, 1999 and 1998 (collectively, the "Financial
                                                               ---------
Statements") of the Business fairly present the financial position of the
----------
Business as of the dates thereof and its results of operations and cash flows for the periods then ended. The Financial Statements are attached hereto as
Schedule 3.06.
-------------

       3.07.  Absence of Certain Changes.  Since the Balance Sheet Date, Seller
              --------------------------
has conducted the Business in the ordinary course consistent with past practices, and there has not been:


       (a) Any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

       (b) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Business;

       (c) any creation or other incurrence of any Lien on any Purchased Asset other than in the ordinary course of business consistent with past practices;

       (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

       (e) any transaction, contract, agreement or other instrument entered into, or commitment made, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

       (f) any change in any method of accounting or accounting practice by Seller with respect to the Business;

       (g) any (i) grant of severance or termination pay to any employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) increase in benefits payable under existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to employees of the Business;

       (h) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

       (i) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment.

     3.08.  Properties.   (a)  The Seller has good and marketable, indefeasible,
            ----------
fee simple title to all Purchased Assets (whether real, personal, tangible or intangible).

       (b)  No Purchased Asset is subject to any Lien.

       (c) No violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the Business or any Purchased Asset currently exists or has existed at any time, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no developments affecting any of the Purchased Assets pending or, to the knowledge of Seller and the Members threatened, which might materially detract from the value of such Purchased Assets, materially interfere with any present or intended use of any such Purchased Assets or materially adversely affect the marketability of such Purchased Assets.

     3.09.  Title to Purchased Assets.  Upon consummation of the transactions
            -------------------------
contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens.

     3.10.  No Undisclosed Liabilities.  There are no liabilities of the
            --------------------------
Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities disclosed or provided for in the Balance Sheet or incurred in the ordinary course of Seller's business.

     3.11.  Litigation.  There is no action, suit, investigation or proceeding
            ----------
(or any basis therefor) pending against, or to the knowledge of Seller and the Members, threatened against or affecting, the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official.

     3.12.  Material Contracts.  (a)  Except for the contracts disclosed in
            ------------------
Schedule 3.12 (collectively, the "Contracts") or any other Schedule to this
-------------                     ---------
Agreement, with respect to the Business, Seller is not a party to or subject to:

       (i) any Customer Contract or service, sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets;

       (ii) any partnership, joint venture or other similar contract, arrangement or agreement;

       (iii) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset);

       (iv) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

       (v) any agreement, contract or commitment that substantially limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of the Buyer after the Closing Date;

       (vi) any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any Affiliate of Seller; or

       (vii) any other agreement, contract or commitment not made in the ordinary course of business which is material to the Business taken as a whole.

       (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.12(a) is valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to the knowledge of Seller and the Members, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to the knowledge of Seller and the Members, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

       3.13.  Compliance with Laws.  Seller is not in violation of, has not
              --------------------
violated, and to Seller's and the Members' knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to the Purchased Assets or the conduct of the Business.

       3.14.  Proprietary Rights.  (a) Schedule 3.14 sets forth a list of all
              ------------------       -------------
patents and patent applications, trademarks, tradenames and service marks and registrations thereof and applications therefor, registered copyrights and applications for copyright registration included in Seller's Proprietary Rights, specifying as to each, as applicable: (i) the nature of such Proprietary Right;
(ii) the owner of such Proprietary Right; (iii) the jurisdictions by or in which such Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which Seller or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Proprietary Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.


       (b) (i) Seller has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to the Business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any Proprietary Rights and (ii) Neither Seller nor the Members has any knowledge of any other claim or infringement by Seller, and no knowledge of any continuing infringement by any other Person of any of Seller's Proprietary Rights. No Proprietary Right of Seller is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Seller with respect to the Business or restricting the licensing thereof by Seller to any Person. Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Proprietary Right.

       (c) None of the processes and formulae, research and development results and other know-how relating to the Business, the value of which to Seller is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller or any Affiliate thereof to any Person other than employees, representatives and agents of Seller under an agreement of confidentiality.

       (d) Seller owns or has the right to use all of Seller's Proprietary Rights in the Purchased Assets. Upon execution and delivery by Seller to Buyer of the instruments of conveyance contemplated by this Agreement, each item of Seller's Proprietary Rights will be owned or available for use by Buyer on identical terms and conditions immediately following the Closing. Seller has taken reasonable measures to protect the proprietary nature of Seller's Proprietary Rights and to maintain in confidence the trade secrets and confidential information that it owns or uses in the Business. To Seller's and the Members' knowledge, no other Person or has any rights to any item of Seller's Proprietary Rights or has any rights to any of the Seller's Proprietary Rights, and, to Seller's and the Members' knowledge, no other Person is infringing, violating or misappropriating any of Seller's Proprietary Rights.

       3.15.  Finders' Fees. There is no investment banker, broker, finder or
              -------------
other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

       3.16.  Other Information.  None of the documents or information delivered
              -----------------
to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

       3.17.  Settlement and Release.  Seller has entered into a Settlement and
              ----------------------
Release Agreement (the "Release") with Neil Denney and Acasta LLC settling any
                        -------
and all claims of Mr. Denney and Acasta LLC arising out of that certain Agreement of Sale dated as of October 21,

1999 by and between Mr. Denney and Seller and that certain Consulting Agreement dated as of October 21, 1999 by and between Seller and Acasta, LLC and providing Mr. Denney and/or Acasta LLC, as agreed, with an agreed-upon allocation of proceeds from the transactions contemplated hereby. None of the documents or information delivered to Mr. Denney by Seller and its Affiliates in connection with the Release and the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

                                  ARTICLE IIIA

                 REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member severally represents and warrants to the Buyer that:

     (a) The execution, delivery and performance by such Member of this Agreement, the Ancillary Agreements to which such Member is a party and the Note (if any) executed by such Member will not violate any provision of any indenture, agreement or other instrument to which such Member is a party or by which any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Member.


     (b) This Agreement has been duly executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable in accordance with its terms. The Ancillary Agreements and the Note (if any) executed by such Member, when executed and delivered by the Member in accordance with this Agreement, will constitute legal, valid and binding obligations of the Member, enforceable in accordance with their respective terms.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer hereby represents and warrants to Seller that:

       4.01.  Organization and Existence.  Buyer is a corporation duly
              --------------------------
incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

       4.02.  Corporate Authorization.  The execution, delivery and performance
              -----------------------
by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Agreements to which Buyer is a party constitute valid and binding agreements of Buyer.

       4.03.  Governmental Authorization.  The execution, delivery and
              --------------------------
performance by Buyer of this Agreement and the Ancillary Agreements require no action by or in respect of, or filing with, any governmental body, agency, official or authority

       4.04.  Non-Contravention.  The execution, delivery and performance by
              -----------------
Buyer of this Agreement and the Ancillary Agreements do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer.

       4.05 Required Consents.  Schedule 4.05 sets forth each agreement,
                                -------------
contract or other instrument binding upon Buyer requiring a consent as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the truncations contemplated hereby and thereby.

       4.06 Litigation. There is no material action, suit, investigation or proceeding (or any basis therefore) pending against, or to the knowledge of Buyer, threatened against or affecting Buyer before any court or arbitrator or any governmental body, agency or official.

       4.07 Compliance with Laws. Except as would not have a Material Adverse Effect on Buyer, Buyer is not in violation of, has not violated, and to Buyer's knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign.


       4.08 Finders' Fees. There is not investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or its Affiliates upon consummation of the transactions contemplated by this Agreement.



                                   ARTICLE V


                              COVENANTS OF SELLER


       Seller agrees that:


       5.01.  Access to Information.  Following the Closing Date, Seller (a)
              ---------------------
will give Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of Seller related to the Business, (b) will furnish to Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives such financial and operating data and other information relating to the Business.


       5.02.  Noncompetition.  (a) Seller agrees that for a period of two full
              --------------
years from the Closing Date, it shall not:


         (i) engage, either directly or indirectly, as a principal or for its own account, solely or jointly with others, or through any form of ownership in another Person, or otherwise, in any business that competes with the business of the Buyer as it exists on the Closing Date; or


         (ii) employ or solicit, or receive or accept the performance of services by, any employee of the LLC.


         (b) If any provision contained in this Section shall for any reason by held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this

Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.



                                  ARTICLE VI

                               COVENANT OF BUYER



       6.01.  Working Capital Loans.  If, on the Closing Date, the expenses of
              ---------------------
Seller identified on Schedule 6.01 hereto shall exceed cash on hand to pay such
                     -------------
expenses and each Member makes a written request, Buyer shall lend to each Member the amounts requested in equal amounts of up to $125,000 each on a full-recourse basis pursuant to a Promissory Note to be issued by each Member to Buyer in substantially the form of Exhibit C hereto (each, a "Note").
                                   ---------                  ----



                                  ARTICLE VII


                           COVENANTS OF BOTH PARTIES


       The parties hereto agree that:

       7.01.  Further Assurances.  (a)  Seller and Buyer each agree to execute
              ------------------
and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

       (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

       7.02.  Certain Filings.  Seller and Buyer shall cooperate with one
              ---------------
another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

       7.03.  Public Announcements.  Seller shall not issue  any press release
              --------------------
or make any public statement with respect to this Agreement or the transactions contemplated hereby except as may be required by applicable law.



                                  ARTICLE VIII


                                  TAX MATTERS


       8.01.  Tax Definitions.  The following terms, as used herein, have the
              ---------------
following meanings:

       "Code" means the Internal Revenue Code of 1986, as amended.
        ----

       "Post-Closing Tax Period" means any Tax period (or portion thereof)
        -----------------------
ending on or after the Closing Date.

       "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending
        ----------------------
on or before the close of business on the date preceding the Closing Date.

       "Tax" means any net income, alternative or add-on minimum tax, gross
        ---
income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax

       8.02.  Tax Matters.  Seller hereby represents and warrants to Buyer that:
              -----------

       (a) Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

       (b) Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefore.

       (c) No portion of the Purchase Price is subject to any Tax withholding provision of federal, state, local or foreign law. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Purchased Assets shall be made after the date of this Agreement without the prior written consent of Buyer.


       8.03.  Tax Cooperation; Allocation of Taxes.  (a) Buyer and Seller agree
              ------------------------------------
to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax returns, and the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 8.03.


       (b)    All real property taxes, personal property taxes and similar ad
                                                                           --
valorem obligations levied with respect to the Purchased Assets for a taxable
-------
period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer as of
 -----------------------
the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing, Seller and Buyer shall each present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.03(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

       (c) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Buyer.


                                   ARTICLE IX


                             CONDITIONS TO CLOSING


       9.01.  Conditions to the Obligations of Each Party.  The obligations of
              -------------------------------------------
Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:


       (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

       (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

       (c) Each of Buyer and Seller shall have executed and delivered to the other each of the Ancillary Agreements to be entered into at Closing, in each case substantially in the form attached as an Exhibit to this Agreement.

       (d) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing.

       9.02.  Conditions to Obligation of Buyer. The obligation of Buyer to
              ---------------------------------
consummate the Closing is subject to the satisfaction of the following further conditions:

       (a)(i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Seller and the Members contained in this Agreement as of the date hereof shall be true and correct in all respects at and as of the Closing Date, and (iii) Buyer shall have received a certificate signed by the President of Seller and each Member certifying as to
(i) and (ii) hereof.

       (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyer of all or any material portion of the Purchased Assets.

       (c) Each Employee of Seller identified on Schedule 9.02 (each an
                                                 -------------
"Employee") shall have accepted employment with Buyer and resigned his or her
---------
position with Seller.

       (d) Seller shall have received all Required Consents in form and substance reasonably satisfactory to Buyer, and no such consent shall have been withdrawn.

       (e) Seller and Neil Denney shall have executed and delivered to Buyer a Settlement and Release Agreement in form and substance reasonably satisfactory to Buyer.

       (f) Buyer shall have received such closing documents as it may reasonably request, all in form and substance reasonably satisfactory to Buyer.

       (g) McKinsey shall have signed an agreement with Buyer in form and substance satisfactory to Buyer.

       9.03.  Conditions to Obligations of Seller.  The obligation of Seller to
              -----------------------------------
consummate the Closing is subject to the satisfaction of the following further conditions:

       (a) (i) Buyer shall have performed in all respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement as of the date hereof shall be true and correct in all material respects at and as of the Closing Date and (iii) Seller shall have received a certificate signed by the Chief Financial Officer of Buyer certifying as to (i) and (ii) hereof.

       (b) Seller shall have received all other closing documents it may reasonably request, all in form and substance reasonably satisfactory to Seller.

                                   ARTICLE X

                           SURVIVAL; INDEMNIFICATION

       10.01. Survival.  The covenants, agreements, representations and
              --------
warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date; and
(iii) in the case of the covenants, agreements, representations and warranties contained in Articles VIII, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Sections 10.02 or 10.03 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.


       10.02. Indemnification.  (a) Seller and the Members, jointly and
              ---------------
severally, hereby indemnify Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by Buyer or any of its
                            ----
Affiliates arising out of:

          (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller or the Members pursuant to this Agreement (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder and whether or not discovered by Buyer prior to Closing);

          (ii) the failure of Seller to assume full responsibility for any obligation or liability of the Business; or

          (iii) any claim by Neil Denny against Seller, the Members or Buyer with respect to his Consulting Agreement or the Release.

          (b) Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Loss incurred or suffered by Seller or any of its Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Buyer pursuant to this Agreement.

          10.03. Procedures; No Waiver.  (a) The party seeking indemnification
                 ----------------------
under Section 10.02 or 10.03 (the "Indemnified Party") agrees to give prompt
                                   -----------------
notice to the party against whom indemnity is sought (the "Indemnifying Party")
                                                           ------------------
of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such third party suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under
Section 11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

          (b) No waiver of a closing condition by either Buyer or Seller shall limit its rights under Section 10.02.


                                   ARTICLE XI

                                 MISCELLANEOUS

          11.01. Notices.  All notices, requests and other communications to
                 -------
either party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,


          if to Buyer, to:


               Greenwich Technology Partners, Inc.
               123 Main Street
               White Plains, NY 10601

               Attn:  President
               Fax:  203-316-9033

               with a copy to:

               Kevin M. Barry, Esq.
               Testa, Hurwitz & Thibeault, LLP
               125 High Street
               Boston, MA 02110
               Fax:  617-248-7100

       if to Seller, to:

               NetGain, LLC
               17014 Simpson Circle
               Parsonian Springs, VA 20129
               Telecopy: 888-267-5985

               with a copy to:

               Sigmund Fox
               1370 Avenue of the Americas
               New York, NY
               Telecopy: 212-586-9683

       11.02.  Amendments; No Waivers.  (a) Any provisions of this Agreement may
               ----------------------
be amended or waived if and only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer, Seller and the Members, or in the case of a waiver, by the party against whom the waiver is to be effective.

       (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

       11.03.  Expenses. All costs and expenses incurred in connection with this
               --------
Agreement shall be paid by the party incurring such cost or expense. Any and all fees of Steve Cheheyl of shall be paid by Seller.


       11.04.  Successors and Assigns.  The provisions of this Agreement shall
               ----------------------
be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

       11.05.  Governing Law.  This Agreement shall be construed in accordance
               -------------
with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

       11.06.  Counterparts; Effectiveness.  This Agreement may be signed in any
               ---------------------------
number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

       11.07.  Entire Agreement.  This Agreement and the Ancillary Agreements
               ----------------
constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor the Ancillary Agreements nor any provision hereof or thereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

       11.08.  Bulk Sales Laws.  Buyer and Seller each hereby waive compliance
               ---------------
by Seller with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state to the extent that they may be held to apply to the purchase and sale of the Purchased Assets or to the transactions contemplated hereby. Seller and the Members agree to jointly and severally indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

       11.09.  Captions.  The captions herein are included for convenience of
               --------
reference only and shall be ignored in the construction or interpretation hereof.

                 [Remainder of Page Left Intentionally Blank.]

       IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                             GREENWICH TECHNOLOGY PARTNERS, INC.



                             By:/s/ Joseph Beninati
                                -----------------------------------
                             Name:
                             Title:


                             NETGAIN, LLC



                             By: /s/ Shally Bansal Stanley
                                 ----------------------------------
                             Name: Shally Bansal Stanley
                             Title:  Partners


                             MEMBERS:



                             /s/ Jeffrey R. Drew
                             --------------------------------------
                             Jeffrey R. Drew


                             /s/ Shally Bansal Stanley
                             --------------------------------------
                             Shally Bansal Stanley

                                                                       Exhibit A
                                                                       ---------



                      ASSIGNMENT AND ASSUMPTION AGREEMENT
                      -----------------------------------



       ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of March 31, 2000, between NetGain, LLC, a Delaware limited liability company ("Seller"), and Greenwich
                                                     ------
Technology Partners, Inc., a Delaware corporation ("Buyer").
                                                    -----


                              W I T N E S S E T H


       WHEREAS, Buyer and Seller have concurrently herewith consummated the purchase by Buyer of the Purchased Assets pursuant to the terms and conditions of the Asset Purchase Agreement dated March 31, 2000 between Buyer and Seller, (the "Asset Purchase Agreement"; terms defined in the Asset Purchase Agreement
      ------------------------
and not otherwise defined herein being used herein as therein defined);


       NOW, THEREFORE, in consideration of the sale of the Purchased Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:


       1. (a) Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Purchased Assets; provided that no sale, transfer, assignment or delivery shall be made if
        --------
an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder.

            (b) Buyer does hereby accept all the right, title and interest of Seller in, to and under all of the Purchased Assets (except as aforesaid).

       2. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.


       3. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                             NETGAIN, LLC



                             By:___________________________

                             Name:

                             Title:



                             GREENWICH TECHNOLOGY PARTNERS, INC.



                             By:___________________________

                             Name:

                             Title:

                                                                       Exhibit B
                                                                       ---------


                      BILL OF SALE AND GENERAL ASSIGNMENT
                      -----------------------------------



       NetGain, LLC, a Delaware limited liability company(the "Seller"), for
                                                               ------
good and valuable consideration to it paid, receipt and sufficiency of which is hereby acknowledged, and pursuant to the Asset Purchase Agreement (the

"Agreement") dated March 31, 2000 between the Seller and Greenwich Technology
----------
Partners, Inc., a Delaware corporation (the "Buyer"), and notwithstanding that
                                             -----
the following property may be conveyed by separate and specific transfer documents, by these presents does sell, assign, transfer and deliver unto the Buyer, and its successors and assigns, as of March 31, 2000 (the "Closing Date"), all of its rights, title and interest in the Purchased Assets;


       TO HAVE AND TO HOLD the Purchased Assets unto the Buyer and its successors and assigns, to and for its or their use forever,

       This Bill of Sale is being delivered pursuant to the Agreement and shall be construed consistently therewith.

       IN WITNESS WHEREOF, the Seller has caused this Bill of Sale to be signed by its duly authorized officer on the Closing Date.


                             NETGAIN, LLC



                             By:___________________________

                             Name:

                             Title:


[Seal]


STATE OF _________________)


               )  ss.:

COUNTY OF ________________)


       On this _________ day of ______________, 2000, before me personally came _____________________, to be personally known, who, being duly sworn, did depose and say that he resides at ________________________; that he is _____________ of
NetGain, LLC, and that he signed his name thereto by likely authority.


______________________________
   Notary Public